Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103-7098 Telephone: (215) 564-8000

June 3, 2009

Board of Trustees Delaware Pooled Trust 2005 Market Street Philadelphia, PA 19103 Subject: Post-Effective Amendment No. 63 to Registration Statement on Form N-1A Registration Nos. 033-40991/811-06322

Ladies and Gentlemen:

     We have acted as counsel to Delaware Pooled Trust, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 63 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940 Act, as amended. The purpose of the Amendment is to register an indefinite number of shares of beneficial interest for a new series, The Emerging Markets Portfolio II (the “Portfolio”).

     We have reviewed the Trust’s Agreement and Declaration of Trust, By-laws and resolutions adopted by the Trust’s Board of Trustees in connection with establishing the Portfolio, as well as such other legal and factual matters as we have deemed appropriate.

     This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

     1. The shares of the Portfolio will be issued in accordance with the Trust’s Agreement and Declaration of Trust, By-laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares.

     2. The Portfolio’s shares will be issued against payment therefor as described in the Trust’s Prospectus and Statement of Additional Information relating thereto, and that such payment will have been at least equal to the applicable offering price.

Board of Trustees Delaware Pooled Trust June 3, 2009 Page 2

     On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Post-Amendment No. 64.

Very truly yours,
STRADLEY RONON STEVENS & YOUNG, LLP
BY: /s/Jonathan M. Kopcsik
Jonathan M. Kopcsik